                                                                 EXHIBIT (a)(15)


This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional adviser.

                              NOTICE OF EXTENSION
                                     of the

                           OFFER TO PURCHASE FOR CASH

                             All of the Outstanding
                                Ordinary Shares
                                       of

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                             At US$11.75 Per Share

                                       by

                            TITAN ACQUISITIONS, LTD.
                          a Wholly-owned Subsidiary of

                        UNITED TECHNOLOGIES CORPORATION

        ----------------------------------------------------------------------
        The Offer has been extended and is now open for acceptance until 12:00 midnight (Toronto time), on Monday, August 9, 1999 unless further extended or withdrawn.
        ----------------------------------------------------------------------

Shareholders who wish to tender Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, dated June 30, 1999, mail or deliver it and any other required documents to the U.S. or Canadian Depositary (as defined in the Offer to Purchase and the accompanying Offering Circular, dated June 30, 1999 (collectively, the "Offer to Purchase")) and either deliver the certificates for such Shares to the U.S. or Canadian Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase. All payments will be made in U.S. dollars, unless the holder tenders Shares to the Canadian Depositary and elects to receive payment in Canadian dollars by checking the appropriate box in the Letter of Transmittal, with the amount determined based on the market rate of exchange obtained by Purchaser (net of any applicable commissions or exchange charges) on the business day immediately preceding the date of the delivery of such payment by such Depositary. Questions and requests for assistance may be directed to the Information Agent, either Depositary or, in the case of questions and requests from U.S. investors only, the U.S. Dealer Manager at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies. The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information that should be read, together with this Notice of Extension, before any decision is made with respect to the Offer.

                              ___________________

           The Dealer Manager for the Offer in the United States is:

                              Salomon Smith Barney
July 28, 1999

                              NOTICE OF EXTENSION

TO:  HOLDERS OF ORDINARY SHARES OF INTERNATIONAL COMFORT PRODUCTS CORPORATION.

     This notice of extension (this "Notice") amends and supplements the Offer to Purchase and the accompanying Offering Circular dated June 30, 1999 (the "Offer to Purchase") of Titan Acquisitions, Ltd. (the "Purchaser") pursuant to which the Purchaser is offering to purchase the outstanding Ordinary Shares (the "Shares") of International Comfort Products Corporation (the "Company"). The Purchaser is a wholly-owned subsidiary of United Technologies Corporation (the "Parent").

                                  DEFINITIONS

     Except as otherwise set forth in this Notice, the terms and conditions contained in the Offer to Purchase continue to be applicable in all respects, and this Notice should be read in conjunction therewith, the provisions of which (as hereby amended) are incorporated herein by reference. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the respective meanings set forth in the Offer to Purchase. All references to the "Offer" in this Notice and the Offer to Purchase shall be deemed to be, where appropriate, references to the Offer as amended by this Notice.

     The definition of "Expiry Time" contained in the Offer is deleted and shall mean 12:00 midnight, Toronto time, on August 9, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiry Time", shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

                             EXTENSION OF THE OFFER

     The Purchaser hereby gives notice that it has varied the Offer by extending the Expiry Time from 12:00 midnight, Toronto time, on Wednesday, July 28, 1999 to 12:00 midnight, Toronto time, on Monday, August 9, 1999.


1.   Manner and Time of Acceptance

     The Offer is open for acceptance until 12:00 midnight (Toronto time) on August 9, 1999, or until such later time and date or times and dates to which the Offer may be extended, unless withdrawn by the Purchaser.


     The manner of acceptance shall be in accordance with Section 3 of the Offer to Purchase.

2.   Conditions of the Offer

     The Offer continues to be conditional upon the Minimum Condition and the other conditions set out in Section 5 of the Offer to Purchase.


3.   Payment for Deposited Shares

     Payment shall be made in accordance with Section 2 of the Offer to Purchase.


4.   Right to Withdraw

     Holders of Shares have the right to withdraw deposited Shares under the circumstances and in the manner described in Section 4 of the Offer to Purchase, as amended hereby.


5.   Amendment to the Offer to Purchase,
     Letters of Transmittal and Notices of Guaranteed Delivery

     The Offer to Purchase, Letters of Transmittal and Notices of Guaranteed Delivery are also hereby amended to give effect to the amendment contemplated by this Notice.



                               SUBSEQUENT EVENTS

     Since June 30, 1999 (the date of the Offer to Purchase), the following events which are relevant to the Offer have occurred.


1.   Appointment of Additional Officers

     On July 14, 1999, Purchaser decided to appoint the following additional officers, each of whom concurrently serves as an employee of either Parent or Parent's wholly owned subsidiary, Carrier Corporation: William Brown (Vice President), Lawrence Mowell, Jr. (Vice President), Donald Cawley (Vice President), Robert Wylie (Vice President), Frank Hartman (Vice President), Gilles Renaud (Vice President and Treasurer), John Healy (Secretary), George Minnich (Assistant Treasurer), Christopher Witzky (Assistant Treasurer) and Christine Rua (Assistant Secretary).

2.   Certain Legal Matters

     Class Action. In a Memorandum Opinion dated July 20, 1999, the Chancery Court for the State of Tennessee, 17th Judicial District, Marshall County, at Lewisburg, rejected the claims of the plaintiffs in the class action relating to the Offer that had been filed against the Company and its directors by two shareholders of the Company in such Court (as described in the Offer to Purchase in Section 15 "Certain Legal Matters - Class Action"), and on July 23, 1999, the Court granted a motion by the plaintiffs to dismiss such class action voluntarily.

     Shareholder Actions. On July 26, 1999, one of the plaintiffs in the class action referred to above filed an application against the Company and Montreal Trust Company of Canada, in its capacity as the Company's transfer agent, in the Superior Court of Justice in the Province of Ontario. The application sought, inter alia, (i) a temporary restraining order enjoining the Company and its transfer agent from transferring Shares to Purchaser and (ii) leave to bring a derivative action to recover from the officers and directors of the Company damages based on allegations of corporate waste resulting from the Company's granting incentives and bonuses to management in connection with the Offer. On July 27, 1999 the motion for a temporary restraining order was withdrawn, subject to the representation by the Company and Parent to the court that they would (a) take no steps to cause the Company to cease to exist prior to August 24, 1999 and (b) notify applicant's counsel no fewer than five days before any change of such intention prior to August 24, 1999. The withdrawal of such motion for a temporary restraining order was without prejudice to the right of the applicant to renew in the event of such a notification that the intentions of the Company or Parent have changed. Accordingly, no motion to enjoin the consummation of the Offer is pending before the court in such matter. A hearing relating to the application for leave to bring a derivative action against the officers and directors of the Company is scheduled for August 24, 1999.

     On July 27, 1999, an individual who had tendered Shares in the Offer filed a purported class action in the United States District Court for the Middle District of Tennessee allegedly on behalf of all individuals who tendered Shares in the Offer. The defendants named in the complaint are Purchaser, Parent, the President of Purchaser and the person serving as Senior Vice President, General Counsel and Secretary of Parent. The complaint alleges, among other things, that certain of the arrangements disclosed in Item 3 of the Company's Recommendation Statement on Schedule 14D-9 with respect to the Offer under the caption "Arrangements with Directors and Executive Officers of the Company" and in Section 13 of the Offer to Purchase under the caption "Arrangements with Certain Employees of the Company" violate federal securities laws. Purchaser and Parent believe that all claims against the defendants are without merit and intend to defend these claims vigorously. The complaint seeks costs, attorneys' fees and compensatory damages, but plaintiff has not sought to enjoin the Offer in any respect.

     Certain Regulatory Matters. Several regulatory matters, the determination of which are conditions of the Offer, have been satisfied. In particular, the 15-calendar-day waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States expired on July 21, 1999. The prescribed waiting period applicable to the Offer under the Competition Act (Canada) has also expired; however, the Minister of the federal Cabinet has not yet made a determination under the Investment Canada Act in respect of the application submitted by the Purchaser on July 6, 1999. As discussed in Section 15 of the Offer to Purchase, the Minister has 45 days from the receipt of such application to make his determination and may extend this period for an additional 30 days.


3.   Shares Tendered

     As at 6:00 p.m. (Toronto time) on July 28, 1999, the U.S. and Canadian Depositaries had received Letters of Transmittals (or other documents evidencing the tendering of Shares) representing approximately 38,273,502 Shares or 93.8% of the outstanding Shares (89.5% on a fully diluted basis).

                                STATUTORY RIGHTS

     Securities legislation in certain of the provinces of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such holders. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province for particulars of those rights or consult a lawyer.

                            APPROVAL AND CERTIFICATE


DATED: July 28, 1999

     The contents of the Offer to Purchase dated June 30, 1999 as amended by this Notice have been approved, and the sending, communication or delivery thereof to the shareholders of International Comfort Products Corporation has been authorized by the board of directors of the Purchaser. The foregoing contains no untrue statement of a material fact and does not omit to state a fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.



                                    "Ari Bousbib"
                                    _________________________________
                                    Ari Bousbib, President



                                    As the sole member of the Board of Directors of Titan Acquisitions, Ltd.:

                                    "Ari Bousbib"
                                    _________________________________
                                    Ari Bousbib, Director

The Depositary in the United States is:


             Citibank, N.A.
              By Courier:
         915 Broadway, 5th Floor
           New York, NY 10010



               By Mail:
            Citibank, N.A.
             P.O. Box 685
          Old Chelsea Station
          New York, NY 10113

              By Hand:
           Citibank, N.A.
       Corporate Trust Window
     111 Wall Street, 5th Floor
        New York, NY 10043

  Facsimile for Eligible Institutions:
           (212) 505-2248

       To Confirm By Telephone:
           (800) 270-0808



  The Depositary in Canada is:

Montreal Trust Company of Canada
   Reorganization Department
151 Front Street West--8th Floor
    Toronto, Ontario M5J 2N1
      Tel: (416) 981-9633
  Toll free: (800) 663-9097
      Fax: (416) 981-9600



                           The Information Agent is:
                            Georgeson & Company Inc.

             United States:
           Wall Street Plaza
        New York, New York 10005
       Toll free: (800) 223-2064
  Banks & Brokers Call Collect: (212) 440-9800


                Canada:
    Commerce Court West, Suite 1925
        Toronto, Ontario M5L 1B9
       Toll free: (800) 890-1037


                  The Dealer Manager in the United States is:
                           Salomon Smith Barney Inc.
                              7 World Trade Center
                                   31st Floor
                            New York, New York 10048
                           Toll free: (800) 221-1629